UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):       February 20, 2008
Premier Exhibitions, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:       (404) 842-2600
N/A

(Former nme or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective February 20, 2008, the Board of Directors of Premier Exhibitions, Inc. (the “Company”) appointed Harold “Bud” W. Ingalls, age 60, to be the Company’s Chief Financial Officer. Prior to joining the Company and since October 2007, Mr. Ingalls was a Partner at the Atlanta, Georgia office of Genstar Capital Partnership, a private equity firm, where he was responsible for identifying investment opportunities. Prior to joining Genstar, and between August 2006 and October 2007, Mr. Ingalls was the Vice President and Chief Financial Officer of CardioMEMS, Inc., which specializes in proprietary wireless sensing and communication technology for the human body. From October 2001 to July 2006, Mr. Ingalls was the Vice President, Finance and Chief Financial Officer of Serologicals Corporation, a developer of consumable biological products.
     On February 20, 2008, the Company and Mr. Ingalls also entered into a three year Employment Agreement. Such Employment Agreement, which was approved by the Company’s Compensation Committee, provides that Mr. Ingalls is entitled to an annual base salary of $285,000, subject to a minimum 4% annual increase. In addition, pursuant to the Employment Agreement Mr. Ingalls will receive a $25,000 signing bonus and shall be entitled to receive periodic bonuses, at the discretion of the Company’s Compensation Committee, of up to 40% of his base salary.
     Under the Employment Agreement, on February 20, 2008, the Compensation Committee awarded Mr. Ingalls: (i) a ten year option to purchase 45,000 shares of the Company’s Common Stock at an exercise price of $4.93 per share, that being the average of the high and low price of the Company’s Common Stock on the Nasdaq Global Market on February 20, 2008; and (ii) 75,000 shares of restricted stock. One third of the stock options shall vest, subject to Mr. Ingalls’ continued employment with the Company, on each anniversary of the date of the Employment Agreement. One third of the shares of restricted stock shall vest, subject to Mr. Ingalls’ continued employment with the Company, on each anniversary of the date of the Employment Agreement. In the event that he is terminated without cause, as such term is defined in the Employment Agreement, Mr. Ingalls will be entitled to one year’s base salary as severance.
     Mr. Ingalls is also eligible to participate in the Company’s incentive compensation and benefit plans and arrangements for executive officers as may be in effect from time to time. Such plans and arrangements are more fully described in the sections of the Company’s 2007 proxy statement dated June 27, 2007 entitled “Compensation of Named Executive Officers and Directors - Long-Term Equity Incentive Compensation,” and “- Perquisites and Other Personal Benefits,” which descriptions are incorporated herein by reference.
     The Employment Agreement also contains covenants which prohibit Mr. Ingalls from: (i) competing with the Company during its term; (ii) interfering, inducing, influencing or conspiring with any of the Company’s employees or consultants to terminate their relationship with or compete against the Company; or (iii) disclosing or using any of the Company’s confidential information.

     There are no arrangements or understandings between the Company and Mr. Ingalls or any other person with respect to Mr. Ingalls’ appointment as Chief Financial Officer of the Company. In addition, since March 1, 2006, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Ingalls, or any member of his immediate family, had, or will have, a direct or indirect material interest
     The above summary of the terms of the Employment Agreement by and between the Company and Mr. Ingalls is qualified in its entirety by reference to the terms of such Agreement, which is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Employment Agreement dated as of February 20, 2008 by and between Premier Exhibitions, Inc. and Harold W. Ingalls

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: February 21, 2008	By:	/s/ Bruce Eskowitz
President and Chief Executive Officer